Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

January 25, 2012

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Re:	GMX Resources Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to GMX Resources Inc., an Oklahoma corporation (the “Company”), in connection with the public offering of $283,475,000 aggregate principal amount of the Company’s Senior Secured Notes due 2017 (the “Exchange Notes”), which are to be guaranteed pursuant to guarantees thereof (the “Guarantees”) by each of the subsidiaries of the Company that is a party to the Indenture (as defined below) (collectively, the “Guarantors” and together with the Company, the “Obligors”). The Exchange Notes are to be issued under an Indenture dated as of December 19, 2011 (the “Indenture”) by and among the Obligors and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Company, in exchange for a like principal amount of the Company’s issued and outstanding Senior Secured Notes due 2017 (the “Original Notes”), as contemplated by the Registration Rights Agreement dated as of December 19, 2011 (the “Registration Rights Agreement”) by and among the Obligors, any party exchanging its 11.375% Senior Notes due 2019 of the Company for the Original Notes and the parties (the “Supporting Holders”) who entered into a Support Agreement, dated as of November 2, 2011, with the Company and also purchased Original Notes pursuant to the terms of the purchase agreements dated as of December 19, 2011 by and among the Company, the guarantors named therein and each Supporting Holder.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

1. the registration statement on Form S-4 of the Obligors, filed with the Securities and Exchange Commission (the “SEC”) on January 25, 2012 (the “Registration Statement”);

2. the Registration Rights Agreement;

3. the Indenture; and

GMX Resources Inc.

January 25, 2012

4. the form of the Exchange Notes attached to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly authenticated by the Trustee in accordance with the terms of the Indenture and executed, issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, (1) the Exchange Notes will constitute valid and legally binding obligations of the Company and (2) each Guarantee will constitute a valid and legally binding obligation of the Guarantor that is a party thereto.

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.

In rendering the opinions expressed above, we have assumed and have not verified the due incorporation, valid existence and good standing of each party to the Indentures under the laws of the jurisdiction of its organization. In addition, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraph above, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. Further, in rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes, the execution and delivery by each of the Guarantors of the Indenture and the performance by the Company and each of the Guarantors of its obligations under the Indenture and the Exchange Notes do not and will not violate or

GMX Resources Inc.

January 25, 2012

constitute a default under any agreement or instrument to which the Company or its properties or any Guarantor or its properties is subject.

We express no opinion other than as to the laws of the State of New York, as in effect and existing on the date hereof, that are normally applicable to transactions of the type contemplated by the Registration Rights Agreement, the Indenture and the Exchange Notes, excluding any state blue sky securities matters.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP

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